Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: New York Stock Exchange Listing Standards    Approved by: JON S. PILARSKI

ELKHART, INDIANA — APRIL 12, 2013

SKYLINE RECEIVES NOTICE REGARDING NEW YORK STOCK EXCHANGE LISTING STANDARDS

On April 10, 2013, the New York Stock Exchange (“NYSE”) notified Skyline Corporation (“Corporation”) that it had fallen below the NYSE’s continued listing standards. The Corporation is considered below criteria established by the NYSE due to the Corporation’s average market capitalization being less than $50 million over a consecutive 30 day trading-day period, and its last reported shareholder’s equity being less than $50 million.

In accordance with NYSE procedures, the Corporation has 45 days from receipt of the notice to submit a business plan to the NYSE demonstrating how it intends to regain compliance with the listing standards within 18 months (“plan period”). The Corporation intends to develop and submit a business plan within the required timeframe.

In the event the NYSE accepts the business plan, the Corporation will be subject to quarterly monitoring for compliance with the business plan. In addition, the Corporation’s stock will continue to be traded on the NYSE during the plan period, subject to compliance with other NYSE listing standards. If the NYSE does not accept the business plan, the Corporation will initiate an orderly transition to another exchange.

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